January 2011 Filed pursuant to Rule 433 dated January 10, 2011 Relating to Preliminary Pricing Supplement No. 635 dated January 10, 2011 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in Commodities

Contingent Income Auto-Callable Securities due January   , 2012
Based on the Performance of the S&P GSCITM Brent Crude Index – Excess Return
Contingent Income Auto-Callable Securities offer the opportunity for investors to earn a contingent quarterly payment of $25.00 (2.50% of the stated principal amount), with respect to each determination date on which the index closing value of the underlying commodity index is greater than 90% of the initial index value, which we refer to as the downside threshold level.  In addition, if the index closing value of the underlying commodity index is greater than the initial index value on any determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the contingent quarterly payment.  However, if on any determination date the index closing value of the underlying commodity index is equal to or less than the initial index value, the securities will not be redeemed and if that index closing value is equal to or less than the downside threshold level, you will not receive any contingent quarterly payment for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent quarterly payment and also the risk of losing some or all of their principal, which will occur if the securities are not redeemed prior to maturity and the index closing value of the underlying commodity index is at or below the downside threshold level on the final determination date, in which case investors will be exposed to the decline in the index closing value of the underlying commodity index and the cash payment investors receive at maturity will be significantly less than the stated principal amount of the securities and may be zero. Accordingly, the securities do not guarantee any return of principal at maturity.  Investors will not participate in any appreciation of the underlying commodity index.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying commodity index:	S&P GSCITM Brent Crude Index – Excess Return
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Pricing date:	January , 2011
Original issue date:	January , 2011 (3 business days after the pricing date)
Maturity date:	January , 2012
Early redemption:
If, on any of the first three determination dates, the determination index value is greater than the initial index value, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination index value:	The index closing value on any determination date other than the final determination date
Contingent quarterly payment:	•
If on any determination date, the determination index value or the final index value, as applicable, is greater than the downside threshold level, we will pay a contingent quarterly payment of $25.00 (2.50% of the stated principal amount) per security on the related contingent payment date.

•
If on any determination date, the determination index value or the final index value, as applicable, is less than or equal to the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	April , 2011, July , 2011, October , 2011 and January , 2012. We also refer to January , 2012 as the final determination date.
Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	•	If the final index value is greater than the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	•	If the final index value is less than or equal to the downside threshold level:	(i) the stated principal amount times (ii) the index performance factor
Index performance factor:	The final index value divided by the initial index value
Downside threshold level:	, which is equal to 90% of the initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the final determination date
Index closing value:	On any day, the official settlement price of the underlying commodity index, as published by the index publisher or its successor on such day.
CUSIP / ISIN:	617482QP2 / US617482QP27
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$1,000	$15	$985
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $15.00 for security they sell. See “Supplemental Information regarding plan of distribution; conflicts of interest.” For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and  “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement dated January 10, 2011
Prospectus Supplement dated December 23, 2008                                                                                               Prospectus dated December 23, 2008
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Income Auto-Callable Securities due January     , 2012
Based on the Performance of the S&P GSCITM Brent Crude Index – Excess Return

Investment Overview

The Contingent Income Auto-Callable Securities due January     , 2012, Based on the S&P GSCITM Brent Crude Index – Excess Return, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $25.00 (2.50% of the stated principal amount) per security, with respect to each quarterly determination date on which the determination index value or the final index value, as applicable, is greater than 90% of the initial index value, which we refer to as the downside threshold level.  The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date, which is the third business day after the related determination date.  It is possible that the underlying commodity index could remain at or below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive little or no contingent quarterly payments.

If the determination index value is greater than the initial index value on any of the first three determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date.  If the securities have not previously been redeemed and the final index value is greater than the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the related determination date.  However, if the securities have not previously been redeemed and the final index value is less than or equal to the downside threshold level, investors will be exposed to the decline in the final index value, as compared to the initial index value, on a 1 to 1 basis and receive a cash payment equal to the product of the stated principal amount and the index performance factor, which will be less than 90% of the stated principal amount of the securities and may be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment.  In addition, investors will not participate in any appreciation of the underlying commodity index.

S&P GSCITM Brent Crude Index – Excess Return Overview

The S&P GSCI™ Brent Crude Index–Excess Return is a sub-index of the S&P GSCI™–Excess Return (“S&P GSCI™–ER”).  It represents only the Brent crude oil component of the S&P GSCI™–ER.  The S&P GSCI™–ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.

Information as of market close on January 6, 2011:

Bloomberg Ticker:	SPGCBRP
Current Index Level:	659.6630
52 Weeks Ago:	622.1772
52 Week High (on 1/5/2011):	666.6532
52 Week Low (on 5/25/2010):	509.4711

Underlying Commodity Index Historical Performance – Daily Index Values January 1, 2006 to January 6, 2011

January 2011	Page 2

Contingent Income Auto-Callable Securities due January     , 2012
Based on the Performance of the S&P GSCITM Brent Crude Index – Excess Return

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment of $25.00 (2.50% of the stated principal amount) with respect to each determination date on which the determination index value or the final index value, as applicable, is greater than 90% of the initial index value, which we refer to as the downside threshold level.  The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final index value, as follows:
Scenario 1	On any of the first three determination dates, the determination index value is greater than the initial index value.
	▪	The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
	▪	Investors will not participate in any appreciation of the underlying commodity index from the initial index value.
Scenario 2	The securities are not automatically redeemed prior to maturity and the final index value is greater than the downside threshold level.
	▪	The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.
	▪	Investors will not participate in any appreciation of the underlying commodity index from the initial index value.
Scenario 3	The securities are not automatically redeemed prior to maturity and the final index value is less than or equal to the downside threshold level.
	▪	The payment due at maturity will be the product of the stated principal amount and index performance factor. The index performance factor is the quotient of final index value and initial index value.
	▪	Investors will lose some and may lose all of their principal in this scenario.

Summary of Selected Key Risks (see page 12)

▪	The securities do not guarantee the return of any principal.

▪	The contingent quarterly payment, if any, is paid on a quarterly basis and is based solely on the determination index value on the specified determination dates.

▪	You will not receive any contingent quarterly payment for any quarterly period where the determination index value is less than or equal to the downside threshold level.

▪	Investors will not participate in any appreciation in the underlying commodity index.

▪
The automatic early redemption feature may limit the term of your investment to as short as 3 months.  If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

▪
The market price of the securities will be influenced by many unpredictable factors, including the value and volatility of the underlying commodity index and the commodities futures contracts that underlie the underlying commodity index, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	An investment in the securities will expose you to concentrated risk in Brent crude oil.

▪	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the securities.

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Contingent Income Auto-Callable Securities due January     , 2012
Based on the Performance of the S&P GSCITM Brent Crude Index – Excess Return

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities.

▪	Adjustments to the underlying commodity index by the index publisher could adversely affect the value of the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Not equivalent to investing in the underlying commodity index.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

January 2011	Page 4

Contingent Income Auto-Callable Securities due January     , 2012
Based on the Performance of the S&P GSCITM Brent Crude Index – Excess Return

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination index value and (2) the final index value.

Diagram #1: First Three Determination Dates

Diagram #2:  Payment at Maturity If No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 10.

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Contingent Income Auto-Callable Securities due January     , 2012
Based on the Performance of the S&P GSCITM Brent Crude Index – Excess Return

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms.  The securities provide a contingent quarterly payment of $25.00 (2.50% of the stated principal amount) with respect to each determination date on which the index closing value of the underlying commodity index is greater than the downside threshold level.  The securities will be automatically redeemed if the index closing value of the underlying commodity index is greater than the initial index value on any determination date. Investors must be willing to accept the risk of not receiving any contingent quarterly payments and also the risk of losing some or all of their principal, which will occur if the securities are not redeemed prior to maturity and the final index value is less than or equal to the downside threshold level, in which case you will receive a cash payment significantly less than the stated principal amount per security and you may lose your entire investment. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January , 2011	January , 2011 (3 business days after the pricing date)	January , 2012
Key Terms
Issuer:	Morgan Stanley
Underlying commodity index:	S&P GSCITM Brent Crude Index – Excess Return
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security (see “Commissions and Issue Price” below)
Issue price:	$1,000 per security
Early redemption:
If, on any of the first three determination dates, the determination index value is greater than the initial index value, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination index value:	The index closing value on any determination date other than the final determination date
Contingent quarterly payment:	•
If on any determination date, the determination index value or the final index value, as applicable, is greater than the downside threshold level, we will pay a contingent quarterly payment of $25.00 (2.50% of the stated principal amount) per security on the related contingent payment date.

•
If on any determination date, the determination index value or the final index value, as applicable, is less than or equal to the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	April , 2011, July , 2011, October , 2011 and January , 2012. We also refer to January , 2012 as the final determination date.
Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Record date:	One business day prior to the related contingent payment date.
Payment at maturity:	•	If the final index value is greater than the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	•	If the final index value is less than or equal to the downside threshold level:	(i) the stated principal amount times (ii) the index performance factor
Index performance factor:	The final index value divided by the initial index value
Downside threshold level:	, which is equal to 90% of the initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the final determination date
Index closing value:	On any day, the official settlement price of the underlying commodity index on the pricing date, as published by the index publisher or its successor on such day.
Postponement of maturity date:
If the scheduled final determination date is not an index business day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that final determination date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 12.

January 2011	Page 6

Contingent Income Auto-Callable Securities due January     , 2012
Based on the Performance of the S&P GSCITM Brent Crude Index – Excess Return

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482QP2
ISIN:	US617482QP27
Minimum ticketing size:	1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain.  Our counsel has not rendered an opinion as to the proper treatment of the securities for U.S. federal income tax purposes. Pursuant to the terms of each security, you have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment which will be treated as gross income to you at the time received or accrued in accordance with your method accounting.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
•
any contingent quarterly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes, and

•
upon sale, exchange, early redemption or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be short-term capital gain or loss unless the investor has held the securities for more than one year at such time.  Additionally, due to the fact that the final determination date is not more than one year from the original issue date, it is possible that any loss at maturity could be treated as short-term capital loss.

Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)

January 2011	Page 7

Contingent Income Auto-Callable Securities due January     , 2012
Based on the Performance of the S&P GSCITM Brent Crude Index – Excess Return

Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the underlying commodity index, in futures and/or options contracts on the underlying commodity index, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial index value and, as a result, the downside threshold level which is the price above which the underlying commodity index must close on each determination date in order for you to earn a contingent quarterly payment and, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying commodity index at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are

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Contingent Income Auto-Callable Securities due January     , 2012
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not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $15 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Contingent Income Auto-Callable Securities due January     , 2012
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Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Index Value:	660
Hypothetical Downside Threshold Level:	594, which is 90% of the initial index value
Contingent Quarterly Payment:	$25 (2.50% of the stated principal amount)
Stated Principal Amount:	$1,000 per security

In Examples 1 and 2, the index closing value of the underlying commodity index fluctuates over the term of the securities and the determination index value is greater than the hypothetical initial index value of 660 on one of the first three determination dates.  Because the determination index value is greater than the initial index value on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date.  In Examples 3 and 4, the determination index value on the first three determination dates is less than or equal to the initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Index Value	Contingent Quarterly Payment	Early Redemption Amount*	Hypothetical Determination Index Value	Contingent Quarterly Payment	Early Redemption Amount
#1	550	$0	N/A	600	$25	N/A
#2	680	—*	$1,025	550	$0	N/A
#3	N/A	N/A	N/A	792	$—*	$1,025
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The Early Redemption Amount includes the unpaid contingent quarterly payment with respect to the determination date on which the determination index value is greater than the initial index value and the securities are redeemed as a result.

▪
In Example 1, the securities are automatically redeemed following the second determination date as the determination index value on the second determination date is greater than the initial index value.  You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $1,000 + $25 = $1,025

In this example, the early redemption feature limits the term of your investment to as short as 6 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.

▪
In Example 2, the securities are automatically redeemed following the third determination date as the determination index value on the third determination date is greater than the initial index value.  As the determination index values on the first and third determination dates are greater than the downside threshold level, you receive the contingent payment of $25 with respect to each such determination date.  Following the third determination date, you receive an early redemption amount of $1,025, which includes the contingent quarterly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to 9 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.  Further, although the underlying commodity index has appreciated by 20% from their initial index value on the third determination date, you only receive $1,025 per security and do not benefit from such appreciation.

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	Example 3			Example 4
Determination Dates	Hypothetical Determination Index value	Contingent Quarterly Payment	Early Redemption Amount	Hypothetical Determination Index value	Contingent Quarterly Payment	Early Redemption Amount
#1	590	$0	N/A	590	$0	N/A
#2	550	$0	N/A	600	$25	N/A
#3	500	$0	N/A	500	$0	N/A
Final Determination Date	396	$0	N/A	627	—*	N/A
Payment at Maturity	$600			$1,025
* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final index value.

▪
In Example 3, the value of the underlying commodity index remains below the downside threshold level throughout the term of the securities.  As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the value of the underlying commodity index.  Your payment at maturity is calculated as follows:

$1,000 × ($396/$660) = $600
In this example, you receive a payment at maturity per security which is significantly less than the stated principal amount.

▪
In Example 4, the value of the underlying commodity index decreases to a final index value of 627.  Although the final index value is less than the initial index value, because the final index value is still greater than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date.  Your payment at maturity is calculated as follows:

$1,000 + $25 = $1,025
 In this example, although the final index value represents a 5% decline from the initial index value, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $1,025 per security at maturity.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and the accompanying prospectus.  You should also consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the securities have not been automatically redeemed prior to maturity and if the final index value is less than or equal to the downside threshold level, you will be exposed to the decline in the value of the underlying commodity index, as compared to the initial index value, on a 1 to 1 basis and such payment will be a loss of at least 20% on your initial investment and may be zero.

▪
The contingent quarterly payment is based solely on the determination index value or the final index value, as applicable.  Whether the contingent quarterly payment will be made with respect to a determination date will be based on the determination index value or the final index value, as applicable.  As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date.  Moreover, because the contingent quarterly payment is based solely on the determination index value on a specific determination date or the final index value, as applicable, if such determination index value or final index value is less than or equal to the downside threshold level, you will not receive any contingent quarterly payment with respect to such determination date, even if the value of the underlying commodity index was higher on other days during the term of the securities.

▪
You will not receive any contingent quarterly payment for any quarterly period where the determination index value is less than or equal to the downside threshold level.  A contingent quarterly payment will be made with respect to a quarterly period only if the determination index value is greater than the downside threshold level.  If the determination index value remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.

▪
Investors will not participate in any appreciation of the underlying commodity index.  Investors will not participate in any appreciation of the underlying commodity index from the initial index value, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination index value or the final index value, as applicable, is greater than the downside threshold level.  It is possible that the value of the underlying commodity index could be at or below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent quarterly payments.  If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
Early redemption risk. The term of your investment in the securities may be limited to as short as three months by the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪
Market price influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market.  We expect that generally the value of the underlying commodity index on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the underlying commodity index, the securities will trade differently from the underlying commodity index.  Factors that may influence the value of the securities include:

o
the value of the underlying commodity index and the price of the index contracts that underlie the underlying commodity index, including in relation to the downside threshold level, and the volatility (frequency and magnitude of changes in value) of such values or prices, as applicable;

o	trends of supply and demand for the index contracts that underlie the underlying commodity index;

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o	interest and yield rates in the market;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the value of the underlying commodity index;

o	the time remaining until the next determination date and the maturity of the securities; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlying commodity index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities upon automatic redemption or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
An investment in the securities will expose you to concentrated risk in Brent crude oil.  The underlying commodity index is composed entirely of crude oil futures contracts included in the S&P GSCITM – Excess Return.  An investment in the securities may therefore bear risks similar to a securities investment concentrated in a single underlying sector.  The price of Brent crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  The price of Brent crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.  See “S&P GSCITM Brent Crude Index–Excess Return Overview” and “Information about the S&P GSCITM Brent Crude Index—Excess Return” in these preliminary terms.

▪
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the securities.  The S&P GSCI™–ER, on which the underlying commodity index is based, is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in January may specify a February expiration.  As time passes, the contract expiring in February is replaced by a contract for delivery in March.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in

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the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”  However, Brent crude oil and certain other commodities included in the S&P GSCITM–ER may trade in “contango” markets at any given time.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the Brent crude oil markets would result in negative “roll yields,” which would adversely affect the value of the underlying commodity index and, accordingly, the value of the securities.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity index and, therefore, the value of the securities.

▪
Adjustments to the underlying commodity index could adversely affect the value of the securities.  The publisher of the underlying commodity index may substitute the commodities futures contracts constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index.  The index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time. Any of these actions could adversely affect the value of the securities.  Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity index), including trading in the commodities futures contracts that underlie the underlying commodity index.  Some of our subsidiaries also trade the commodities futures contracts that underlie the underlying commodity index and other financial instruments related to the underlying commodity index on a regular

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basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, the downside threshold level which is the price above which the underlying commodity index must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative performance of the underlying commodity index at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying commodity index on the determination dates and, accordingly, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payout to you at maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial index value, the final index value, the determination index value, the contingent quarterly payment, if any, due to you with respect to each determination date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, and the payment that you will receive upon an automatic early redemption or at maturity, if any.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you upon an automatic early redemption or at maturity.  See the section of the accompanying preliminary pricing supplement called “Description of Securities—Market Disruption Event.”

▪
Not equivalent to investing in the underlying commodity index.  Investing in the securities is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department  and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

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Information about the Underlying Commodity Index

The S&P GSCITM Brent Crude Index–Excess Return.  The S&P GSCITM  Brent Crude Index–Excess Return is a sub-index of the S&P GSCITM–Excess Return (the “S&P GSCITM–ER”).  It represents only the Brent crude oil component of the S&P GSCITM–ER.  The S&P GSCITM–ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  The S&P GSCITM–ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the contract production weight and “roll weights” of the contracts included in the S&P GSCITM.  The S&P GSCITM is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCITM is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCITM are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCITM are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCITM, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.  For more information, see “The S&P GSCITM Brent Crude Index – Excess Return” in the accompanying preliminary pricing supplement.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Brent Crude Index–Excess Return, which is owned and published by S&P, in connection with securities, including the securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in these preliminary terms:

The securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities.  The Corporations make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the underlying commodity to track general agricultural commodity market performance.  The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the underlying commodity index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the underlying commodity index which is determined, composed and calculated by S&P without regard to the Licensee or the securities.  S&P has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the underlying commodity index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The securities have not been passed on by the Corporations as to their legality or suitability.  The securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO SECURITIES.

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Historical Information

The following table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices, of the underlying commodity index for each quarter in the period from January 1, 2006 through January 6, 2011.  The official settlement price of the underlying commodity index on January 6, 2011 was 659.6630.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying commodity index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying commodity index on the valuation date.

S&P GSCITM Brent Crude Index – Excess Return	High	Low	Period End
2006
First Quarter	861.6602	747.3957	830.0096
Second Quarter	936.5114	835.3968	905.0875
Third Quarter	947.4770	729.8762	759.1187
Fourth Quarter	747.4829	685.4407	702.1380
2007
First Quarter	739.5484	583.2453	739.5484
Second Quarter	772.1448	700.5182	765.9957
Third Quarter	845.7232	728.5804	836.0778
Fourth Quarter	1,013.6750	809.3849	999.9536
2008
First Quarter	1,140.8240	923.2914	1,077.4320
Second Quarter	1,513.2930	1,075.1720	1,509.9640
Third Quarter	1,574.4010	945.2966	1,039.1281
Fourth Quarter	1,009.7990	369.7040	460.7850
2009
First Quarter	502.7862	353.5982	426.8229
Second Quarter	588.6757	418.7187	561.5999
Third Quarter	603.5893	487.0408	543.6245
Fourth Quarter	620.0170	529.9171	593.2141
2010
First Quarter	622.1772	524.3621	614.4398
Second Quarter	659.2701	509.4711	540.2888
Third Quarter	590.9226	514.882	581.9815
Fourth Quarter	661.7601	572.1927	661.7601
2011
First Quarter (through January 6, 2011)	666.6532	653.5117	659.6630

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